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CALYPTE LOGO

                                                                  NEWS RELEASE
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1265 Harbor Bay Parkway o Alameda, CA  94502
www.calypte.com

Investor Relations Contact:
Tim Clemensen
212-843-9337
email: tclemensen@rubensteinir.com
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                       Calypte Biomedical To File Form 8K

ALAMEDA, Calif. November 3, 2003-- Calypte Biomedical Corporation (OTC Bulletin Board:CYPT), the developer and marketer of the only two FDA approved HIV-1 antibody tests for use with urine samples, announced today that it expects to file Form 8K with the Securities and Exchange Commission. The filing will contain copies of the letter of intent it recently announced with WorldVision Africa in connection with a proposed order for Kenya and the approval letter for Kenya signed by Dr. Jack Nyamongo, Director of the Kenyan National Laboratory. Also will be included in the 8K is a press releases dated October 17th announcing that Calypte's Urine Based HIV Test Receives Approval from the Ministry of Health. The filings will be available at www.freeedgar.com.

The company knows of no change in its business condition or prospects that would account for the volatility in its stock today.

About Calypte Biomedical:

Calypte Biomedical Corporation, headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot test. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in countries worldwide through international distributors and strategic partners. Current product labeling including specific product performance claims can be found at www.calypte.com.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing and access funds from our existing financing arrangements that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.